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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-B                                                             EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  The Fifth Third Bank
Trustee:  Harris Trust and Savings Bank


                                                Collection Period:                             1-Sep-98            30-Sep-98
                                                Distribution Date:                            15-Oct-98

                                                                                                      Per $1,000 of
                                                                                                        Original
Statement for Class A and Class B Certificateholders Pursuant                                        Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                             Certificate Amount
                                                                                                    ------------------
(i)    Principal Distribution
           Class A Certificate Amount                                              $   7,679,796.34       $   20.00760242
           Class B Certificate Amount                                              $     578,049.19       $   20.00724041

(ii)   Interest Distribution
           Class A Certificate Amount                                              $     587,345.63       $    1.53016790
           Class B Certificate Amount                                              $      45,925.25       $    1.58954901

(iii)  Servicing Fee                                                               $      97,915.85       $    0.23723608

(iv)   Class A Certificate Balance (after principal distributions)                 $ 101,593,809.05
       Class A Pool Factor (after principal distributions)                                0.2646748
       Class B Certificate Balance (after principal distributions)                 $   7,647,368.76
       Class B Pool Factor (after principal distributions)                                0.2646881

(v)    Total Pool Balance (end of Collection Period)                               $ 109,241,177.81

                                                                                Current Period          Cumulative
                                                                             ----------------------   ------------------

(vi)   Defaulted Receivables                                                       $     243,687.28       $ 6,821,963.90
       Liquidation Proceeds                                                              128,646.95         3,186,031.35
                                                                             ----------------------   -------------------
       Aggregate Net Losses                                                        $     115,040.33       $ 3,635,932.55
                                                                             ======================   ==================

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                       $           -
           Interest Portion                                                        $           -

(viii) Class A Interest Carryover Shortfall                                        $           -
       Class B Interest Carryover Shortfall                                        $           -
       Class A Principal Carryover Shortfall                                       $           -
       Class B Principal Carryover Shortfall                                       $           -

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                               $   6,191,038.65

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                          $   6,191,038.65


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